Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

The Carlyle Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Maximum Offering Price Per Unit (2)	Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	8,000,000	$34.21	$273,680,000	0.00011020	$30,160
Total Offering Amounts Total					$273,680,000		$30,160
Total Fee Offsets							$—
Net Fee Due							$30,160

(1)Covers common stock, par value $0.01 per share, of The Carlyle Group Inc. (“Common Stock”) issuable upon (i) the vesting and settlement of restricted stock units (“RSUs”), including any dividend equivalent RSUs, in accordance with the terms of the Global Restricted Stock Unit Agreement, by and between the Company and Harvey M. Schwartz, and (ii) the vesting and settlement of performance-based restricted stock units (“PSUs”), including any dividend equivalent PSUs, in accordance with the terms of the Performance-Based Restricted Stock Unit Agreement, by and between the Company and Mr. Schwartz (collectively, the “Plans”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, an indeterminate number of additional shares of Common Stock that may be offered and issued under the Plans to prevent dilution resulting from stock splits, stock distributions or similar transactions.
(2)Calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act based on a price of $34.21 per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported by the Nasdaq Global Select Market on February 10, 2023.